Exhibit 99

FOR IMMEDIATE RELEASE DATE: SEPTEMBER 9, 2005	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REVISES OPERATING RESULTS
FOR THE YEAR ENDED JUNE 30, 2005 BY $0.02 PER SHARE

Cincinnati, September 9, 2005 – LSI Industries Inc. (Nasdaq:LYTS) today revised operating results for the year and fourth quarter ended June 30, 2005.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended June 30		Year Ended June 30
	Revised	Previously Reported	Revised	Previously Reported
Net Sales	$71,992	$71,992	$282,440	$282,440
Operating Income	$6,808	$7,583	$23,026	$23,801
Net Income	$4,106	$4,575	$14,636	$15,105
Earnings Per Share (diluted)	$0.20	$0.23	$0.73	$0.75
	Revised 6/30/05	Previously Reported 6/30/05
Working Capital	$67,189	$67,189
Total Assets	$172,637	$172,637
Debt	$--	$--

Shareholders' Equity	$138,040	$138,509

        As a result of the Company changing the distribution method for its deferred compensation plan in April 2004 from one of issuing shares of Company stock to terminated participants to one of issuing cash, it was determined that this plan is now subject to variable accounting. Therefore the shares in this plan were required to be “marked-to-market” which resulted in a $469,000 non-cash net of tax expense and a similar net long-term liability being recorded to reflect the market price of the Company’s common shares at June 30, 2005. The attached condensed income statements and balance sheets reflect the revision. The Company intends to change its deferred compensation plan so as to eliminate variable accounting treatment.

        Bob Ready, President and Chief Executive Officer, commented, “We had a great year in fiscal 2005 and, naturally, I was very disappointed to learn yesterday evening that it was concluded that a $0.02 per share adjustment was required. I want to reassure shareholders that this non-cash charge is highly technical in nature and does not in any way reflect on our general operations. We remain optimistic about the outlook for our business and look forward to higher sales and earnings for fiscal 2006.”

LSI Industries Inc. Fiscal 2005 Results
September 9, 2005

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,600 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2005 Results
September 9, 2005

LSI INDUSTRIES INC.

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended June 30		Year Ended June 30
	2005	2004	2005	2004
Net sales	$71,992	$66,690	$282,440	$241,405
Cost of products sold	52,886	52,432	210,144	181,883
Gross profit	19,106	14,258	72,296	59,522

Selling and administrative expenses	12,298	12,304	49,084	45,488

Goodwill Impairment	--	--	186	--

Operating income	6,808	1,954	23,026	14,034

Interest (income) expense, net	(13)	66	153	237

Income before income taxes	6,821	1,888	22,873	13,797

Income tax expense	2,715	725	8,237	5,107

Net income	$4,106	$1,163	$14,636	$8,690

Earnings per common share

Basic	$0.21	$0.06	$0.74	$0.44

Diluted	$0.20	$0.06	$0.73	$0.43

Weighted average common shares outstanding

Basic	19,818	19,735	19,782	19,717

Diluted	20,226	20,046	20,087	20,038

Condensed Balance Sheets
(in thousands, unaudited)

	June 30, 2005	June 30, 2004
Current Assets	$98,804	$97,123
Property, Plant and Equipment, net	51,084	54,152
Other Assets	22,749	23,457

	$172,637	$174,732

Current Liabilities	$31,615	$32,399
Other Long-Term Liabilities	2,982	13,470
Shareholders' Equity	138,040	128,863

	$172,637	$174,732